Exhibit (10)(d)

                             FIRST UNION CORPORATION
                  CONTRACT EXECUTIVE DEFERRED COMPENSATION PLAN

                                February 17, 1998

                      Section 1. Establishment and Purpose

      1.1 Establishment. First Union Corporation hereby establishes, effective as of December 31, 1997, an unfunded deferred Compensation plan for certain of its or its subsidiaries employees and their beneficiaries as described herein, known as the "FIRST UNION CORPORATION CONTRACT EXECUTIVE DEFERRED COMPENSATION PLAN" (hereinafter called the "Plan").

      1.2 Purpose. The purpose of this Plan is to provide a means whereby Compensation payable by the Company or its Subsidiaries to certain selected Employees may be deferred for a period of not less than five Years.

      1.3 Application of Plan. The terms of this Plan are applicable only to eligible Employees who are in the employ of the Company or a Subsidiary as a result of a Contract entered into on or after July 1, 1997.

Section 2. Definitions

      2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

              (a) "Account Balance" means an amount equal to the sum of (a) all Compensation deferred by an Employee pursuant to Section 4.1; and (b) accumulated Growth Additions.

              (b) "Board" means the Board of Directors of the Company.

              (c) "Committee" means the Human Resources Committee of the Board.

              (d) "Company" means FIRST UNION CORPORATION.

              (e) "Compensation" means the sum of an eligible Employee's (a) base salary and (b) any bonus, incentive award, or similar payment payable under a Contract.

              (f) "Contract" means an employment agreement by and between the Company or its Subsidiaries and the Employee.

              (g) "Disability" means total Disability as a result of injury or sickness as defined in "The Long Term Disability Plan for Employees of First Union Corporation," designated as Plan 502 by First Union Corporation.

              (h) "Employee" means an individual receiving Compensation under a Contract who is eligible to participate in the Plan.

              (i) "Good Reason" means the definition and provisions under an Employee's Contract of specific events that permit termination of the employment of the Employee by the Employee and the payment of Compensation as determined in accordance with the Employee's Contract.

              (j) "Growth Addition" means an amount equal to the Employee's average monthly ending balance in his account during a Year multiplied by an interest rate equal to (i) the average prime rate of interest charged on commercial loans as of the last day of each calendar quarter (March 31, June 30, September 30, and December 31), or (ii) such other interest rate as the Committee may otherwise determine on an individual participant basis.

              (k) "Retirement" means retirement under the terms of the Company's Pension Plan.




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              (l) "Subsidiary" means any corporation (other than the employer corporation) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in all of the other corporations in such chain.

              (m) "Year" means the twelve-month period beginning January 1 and ending December 31.

      2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.


Section 3. Eligibility for Participation

      3.1 Eligibility. Any Employee of the Company or of any Subsidiary who is compensated under a Contract, and who is selected to participate by the Committee will be eligible to participate in this Plan.


Section 4. Election to Defer

      4.1 Deferral Election. Prior to December 31 of each Year while the Employee is employed by the Company or Subsidiary any eligible Employee may elect to defer for a period of not less than five Years all, or any part of his Compensation earned in the following Year or Years. Deferral periods that extend beyond ten Years will be subject to the approval of the Committee. At the time any deferral election is made pursuant to this Section 4.1, the Employee shall also elect the manner in which payments are to be made under Section 6.1.

      4.2 Deferral Election by New Participant. Any Employee who becomes eligible to participate in the Plan pursuant to Section 3.1 after the commencement of a Year may make a deferral election under Section 4.1 at any time within 30 days after the date such Employee becomes so eligible to participate in this Plan.

      4.3 Deferral Period. Payment of an Employee's Account Balance shall commence:

              (a) On or before 90 days after the last day of the fifth Year following the payment of the Compensation being deferred, or such subsequent Year as the Employee shall have designated and the Committee has approved, if Committee approval is required, or

              (b) On or before 90 days after the date of an Employee's termination by reason of death or Disability, whichever is earlier, subject to the provisions of Section 6 of this Plan.

Section 5. Deferred Accounts

      5.1 Employee Accounts. The Company shall establish and maintain a bookkeeping account for each Employee to be credited as of the date the amount of the Compensation that is deferred otherwise would have been payable.

      5.2 Growth Additions. Throughout the period of deferral and until the final distribution is made each Employee's account shall be credited on the last day of each Year or prior thereto with a Growth Addition.

      5.3 Charge Against Accounts. There shall be charged against each Employee's account any payments and any forfeitures made to the Employee or to his beneficiary in accordance with Section 6 hereof.

      5.4 General Obligation. Payment of Account Balances shall be made out of the general funds of the Company, or Subsidiary, if applicable.

      5.5 Unsecured Interest. No Employee or beneficiary shall have any interest whatsoever in any specific asset of the Company, or any of its Subsidiaries. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no


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greater than the right of any unsecured general creditor of the Company, or any
Subsidiary.

Section 6. Method of Payment of Deferred Amounts

      6.1 Method of Payment of Deferred Amounts. An Employee's Account Balance shall be paid in a lump sum payment or in annual installments over a minimum period of five Years, or such subsequent Year as the Employee shall have selected pursuant to Section 4.1; provided, however, this election shall be made on the same date as the Employee's election to defer under Section 4.1 of this Plan. If an Employee elects the installment method of payment, the amount to be paid with each installment shall be the Employee's Account Balance as of the immediately preceding annual crediting date multiplied by a fraction, the numerator of which is one and the denominator of which shall be the number of installment payments remaining.

              If the Employee elects the installment method of payment and the deferral period ends by reason of termination, as set forth in Section 4.3(b) of this Plan, the first installment payment of an Employee's Account Balance shall be made on or before 90 days following the date on which the deferral period ends by reason of termination. Payments after the first installment payment shall be made on or before 90 days following the first day of each Year subsequent to the Year in which the deferral period ends by reason of termination; provided, however, that in no event shall more than one installment payment be made in any one Year.

      6.2 Final Installment or Lump Sum Payment. As to the final installment payment or any lump sum payment made under this Section, such payment shall include a pro-rata Growth Addition for the period from the immediately preceding annual crediting date of payment based upon the interest rate applied for the immediately preceding Year.

      6.3 Financial Hardship. If an Employee or beneficiary establishes, to the satisfaction of the Committee, that he is confronted by a severe financial hardship, the Committee, in its sole discretion, may alter the timing or manner of payment of deferred amounts in the manner and subject to the conditions set forth hereafter:

              (a) A severe financial hardship will be deemed to exist only if it arises out of an emergency caused by circumstances or events which are beyond the control of the Employee. A severe financial hardship will be deemed to have occurred in the event of the Employee's impending bankruptcy, serious illness of the Employee or a dependent of the Employee, or such other circumstances or events as may be determined by the Committee to affect severely the financial affairs of the Employee or his immediate family.

              (b) In the event that the Committee determines that the Employee is confronted by a severe financial hardship, the Committee may provide that all or a portion of the amounts previously deferred by the Employee may be paid immediately in a lump sum cash payment, or provide that all or a portion of the installments payable over a period of time may be paid immediately in a lump sum cash payment, or provide such other payment schedule as the Committee deems appropriate under the circumstances.

              (c) In no event shall any distribution made by the Committee under the Subsection be in excess of the amount necessary to alleviate the Employee's severe financial hardship.

              (d) The Committee's decision in passing on the severe financial hardship of the Employee, and the manner in which, if at all, the payment of deferred amounts shall be altered or modified shall be final, conclusive, and not-subject to appeal.

      6.4 Payment of Deferred Amounts when Employee Becomes Affiliated with Competitor. In the event that an Employee ceases to be an Employee of the Company or any of its Subsidiaries and thereafter becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business that is in competition with the Company or any of its Subsidiaries, or becomes an employee of any federal, state, or municipal agency, office, subdivision, or other component having jurisdiction over any activity of the Company or any of its Subsidiaries, the entire balance of such Employee's deferred account shall be immediately paid to such Employee in a lump sum. In the event that the affiliation with a competitor described in the preceding sentence is not in violation of the Employee's Contract the Employee will be allowed to participate in the Plan as if the Employee had not affiliated with a competitor. The determination of whether an Employee has been affiliated with a business in competition with the Company or any of its Subsidiaries, or with a governmental component having jurisdiction over any activity of the Company or any of its Subsidiaries shall rest solely with the Committee and such determination shall be final, conclusive and not subject to appeal.


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      6.5 Payment of Deferred Amounts when Employee Voluntarily Terminates
Employment with the Company. In the event that an Employee voluntarily terminates employment with the Company for reasons other than Retirement, death, Disability, or Good Reason, the entire balance of such Employee's deferred account shall be immediately paid to such Employee in a lump sum. The determination of whether an Employee has voluntarily terminated employment with the Company for reasons other than Retirement, death, Disability, or Good Reason, shall rest solely with the Committee and such determination shall be final, conclusive, and not subject to appeal.

      6.6 Forfeiture Upon Misconduct or Crime. If an Employee is discharged from employment by the Company or any of its Subsidiaries for dishonesty, conviction of a felony, unauthorized disclosure of confidential material information of the Company or any of its Subsidiaries to a business in competition with the Company or its Subsidiaries within the meaning and application of Section 6.4 of this Plan, or other willful, deliberate or gross misconduct of similar magnitude, such Employee's entire Account Balance shall be immediately paid to him in a lump sum and further participation in this Plan will be discontinued. The determination of whether an Employee has been discharged for any of the foregoing reasons shall rest solely with the Committee and such determination shall be final, conclusive, and not subject to appeal.

Section 7. Beneficiary

      7.1 Beneficiary. An Employee shall designate a beneficiary or beneficiaries who, upon the Employee's death, are to receive the amounts that otherwise would have been paid to the Employee. All designations shall be in writing and shall be effective only if and when delivered to the Committee during the lifetime of the Employee; provided, however, that a beneficiary designation shall be effective if the Committee is satisfied that an Employee made an otherwise valid beneficiary designation except for the failure to deliver such designation to the Committee during the Employee's lifetime. If an Employee designates a beneficiary without providing in the designation that a beneficiary must be living at the time of such payment, the designation shall vest in the beneficiary the entire Account Balance, whether otherwise payable before or after the beneficiary's death. Any amounts remaining unpaid upon the beneficiary's death shall be paid in a lump sum to the beneficiary's estate.

              An Employee may from time to time during his lifetime change his beneficiary or beneficiaries by a written instrument delivered to the Committee. In the event an Employee shall not designate a beneficiary or beneficiaries pursuant to this Section, or if for any reason such designation shall be ineffective, in whole or in part, the payments that otherwise would have been paid to such Employee shall be paid to the Employee's estate, and in such event, the term "beneficiary" shall include his estate.

Section 8. Administration

      8.1 Administration. This Plan shall be administered by the Committee. The Committee may from time to time establish rules for the administration of this Plan that are not inconsistent with the provisions of this Plan.

      8.2 Finality of Determination. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons, except, with respect to an Employee to the extent any such determination is contrary to the express provisions of the Employee's Contract.

      8.3 Expenses. The cost of payment from this plan and the expenses of administering the plan shall be borne by the Company.

      8.4 Tax Withholding. The Company or its Subsidiaries may withhold, or require the withholding of, from any payment which is required to make any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Company or its Subsidiaries may estimate as necessary to cover any taxes for which the Company or its Subsidiaries may be liable and which may be assessed with regard to such payment. Upon discharge or settlement of such tax liability, the Company shall distribute the balance of such sum, if any, to the Employee from whose payment it was withheld, or if such Employee is then deceased, to the beneficiary of such Employee. Prior to making any payment hereunder, the Company may require such documents from any taxing authority, or may require such indemnities or surety bond as the Company shall reasonably deem necessary for its protection.




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Section 9. Miscellaneous

      9.1 Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of an Employee or of a beneficiary. Prior to the time of a payment hereunder, an Employee or a beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

         9.2 Merger, Consolidation, or Acquisition. In the event of a merger, consolidation, or acquisition where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, all amounts deferred, plus Growth Additions, shall become immediately payable in full, subject only to withholding requirements. The successor or acquiring corporation shall be required to dispose of this Plan in a manner similar to all other executive deferred compensation plans of the Company.

      9.3 Amendment and Termination. The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Board. No amendment or termination shall operate to decrease any existing Account Balances of Employees.

      9.4 Applicable Law. This plan shall be governed and construed in accordance with the laws of the State of North Carolina.




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